Exhibit 99.1


        Monaghan Steps Down; Flexsteel Promotes Four Officers

    DUBUQUE, Iowa--(BUSINESS WIRE)--Dec. 17, 2003--Flexsteel Industries, Inc. (Nasdaq:FLXS)
    Edward J. Monaghan, Executive Vice President and Chief Operating Officer, announced his retirement after 35 years with the Company. Ed spent many years in sales, sales management, general management, and has served as Executive Vice President and Chief Operating Officer since October 1993. "We are going to miss Ed's seasoned input and his vast experience; however, we are happy he will remain on our Board of Directors to provide guidance and counsel," said K. Bruce Lauritsen, President & Chief Executive Officer.
    Mr. Lauritsen also announced the following promotions and division of the Chief Operating Officer's responsibilities and duties:

    -- Ronald J. Klosterman - has been promoted to Executive Vice President and Director of Operations. He will retain the positions of Chief Financial Officer and Secretary.

    --  Patrick M. Crahan - has been promoted to Senior Vice
        President, Commercial Seating and will also oversee the operations of the Dubuque and Lancaster Divisions.

    --  Jeffrey T. Bertsch - has been promoted to Senior Vice
        President, Corporate Services. His new responsibilities will include corporate purchasing, sourcing, logistics, coordinating operations with DMI and working with offshore suppliers.

    -- James R. Richardson - Senior Vice President of Marketing will assume additional responsibilities for residential sales activities.

    "All of these seasoned officers have strong Flexsteel management backgrounds and the added responsibilities will be important assets in Flexsteel's future growth," stated Lauritsen.

    Flexsteel Industries, Inc., headquartered in Dubuque, is one of the oldest and largest manufacturers and marketers of residential, recreational vehicle, healthcare and hospitality upholstered seating in the country. Flexsteel recently purchased DMI Furniture Inc., a design, manufacturing and marketing company of residential, commercial and home office furniture. A long-established company with quality lines including bedroom and dining room furniture, DMI dovetails with Flexsteel in philosophy and markets. Both Flexsteel and DMI product lines are distributed nationally.


    CONTACT: Flexsteel Industries, Inc., Dubuque
             Timothy E. Hall, 563/556-7734 x392